                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 23, 1998

                           EASTGROUP PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    MARYLAND
                 (State or other jurisdiction of incorporation)

                   1-7094                               13-2711135
          (Commission File Number)          (IRS Employer Identification No.)

              300 ONE JACKSON PLACE
             188 EAST CAPITOL STREET
                 P.O. BOX 22728
              JACKSON, MISSISSIPPI                      39225-2728
    (Address of principal executive offices)            (Zip Code)

                  Registrant's telephone number (601) 354-3555

          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

     On February 23, 1998, EastGroup-Meridian, Inc., a wholly-owned subsidiary of EastGroup Properties, Inc., commenced a tender offer (the Offer) for all issued and outstanding Preferred Shares of Meridian Point Realty Trust VIII Co. (Meridian) not currently held by EastGroup for $10.00 per share in cash, and for all issued and outstanding Common Shares of Meridian VIII for $8.50 per share in cash. The Offer was made pursuant to an Agreement and Plan of Merger among EastGroup, EastGroup-Meridian and Meridian VIII dated February 18, 1998. Following completion of the Offer, EastGroup and Meridian VIII will engage in a second-step merger in which all remaining Preferred Shares of Meridian VIII (excluding those held by EastGroup) will be converted into $10.00 per share in cash, and all remaining Common Shares of Meridian VIII (excluding those held by EastGroup) will be converted into $8.50 per share in cash.

     The Offer will remain open until midnight, March 20, 1998, subject to extension under certain circumstances. EastGroup's obligation to complete the Offer is subject to certain conditions, which EastGroup may waive at its discretion, including that there shall have been validly tendered and not withdrawn prior to expiration of the Offer at least 3,186,354 Preferred Shares and/or Common Shares of Meridian VIII. This figure reflects the number of Preferred Shares and/or Common Shares which, when combined with EastGroup's current ownership of 1,469,556 Preferred Shares, would result in EastGroup owning at least two-thirds of the voting stock of Meridian VIII.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)   The following exhibit is included herein:

10(a) Agreement and Plan of Merger Between EastGroup Properties, Inc.,
      EastGroup-Meridian, Inc. and Meridian Point Realty Trust VIII Co. dated February 18, 1998.

                                    FORM 8-K

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              EastGroup Properties, Inc.
                                              (Registrant)

Dated: March 13, 1998                         By: /s/ N. Keith McKey
                                              Keith McKey, CPA
                                              Executive Vice-President,
                                              Chief Financial Officer,
                                              and Secretary

                                              /s/ Diane W. Hayman
                                              Diane W. Hayman
                                              Controller